Exhibit 99.1

PRESS RELEASE

Contacts:
Jennifer Neiman	Derek Cole
Senior Manager, Corporate Communications	Vice President, Investor Relations
720.540.5227	720.540.5367
jneiman@allos.com	dcole@allos.com

Allos Therapeutics’ PDX Granted Orphan Medicinal Product Designation by the European Commission

Westminster, CO, April 19, 2007 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that the Commission of the European Communities, with a favorable opinion of the Committee for Orphan Medicinal Products of the European Medicines Agency (EMEA), has granted orphan drug designation to the Company’s novel antifolate PDX (pralatrexate) for the treatment of patients with peripheral T-cell lymphoma (PTCL).  In July 2006, the U.S. Food and Drug Administration (FDA) awarded orphan drug designation to PDX for the treatment of patients with T-cell lymphoma.  In October 2006, the FDA granted fast track designation to PDX for the treatment of patients with T-cell lymphoma.

“This designation underscores the critical need for new therapies to treat peripheral T-cell lymphoma and reinforces our belief that PDX has the potential to become an important therapeutic option for patients with this devastating disease.” said Paul L. Berns, President and Chief Executive Officer.

The EMEA Orphan Medicinal Product Designation is intended to promote the development of drugs that may provide significant benefit to patients suffering from rare diseases identified as life-threatening or very serious. Under EMEA guidelines, Orphan Medicinal Product Designation provides ten years of potential market exclusivity once the product candidate is approved for marketing for the designated indication in the European Union. Orphan Medicinal Product Designation also provides potential protocol assistance, advice on the conduct of clinical trials, a reduced Marketing Authorization Application (MAA) filing fee for the drug’s sponsor and the potential for grant funding.

PDX is currently the subject of PROPEL, a pivotal Phase 2, international, multi-center, open-label, single-arm study that will seek to enroll 100 evaluable patients with relapsed or refractory PTCL who have progressed after at least one prior treatment. The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. In August 2006, the Company announced that it reached agreement with the FDA under the Special Protocol Assessment process on the design of this pivotal Phase 2 trial.  The Company currently anticipates that patient enrollment at approximately 35 centers in the U.S., Canada and Europe will be completed by the third quarter of 2008.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. We believe these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable potency and toxicity profile relative to methotrexate and certain other DHFR inhibitors.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma (NHL), or about 6,700 patients.  The average five year survival rate for PTCL patients is approximately 25%.  There are currently no pharmaceutical agents approved for the treatment of either first-line or relapsed or refractory PTCLs.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy profile of PDX, the timeline for completion of patient enrollment in the PROPEL trial; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the initiation and/or completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the European Union; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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